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                                       FORM OF
                           PRINCIPAL STOCKHOLDER AGREEMENT

         THIS PRINCIPAL STOCKHOLDER AGREEMENT (this "Agreement"), dated as of February 14, 1997, between Progenitor, Inc., a Delaware corporation ("Progenitor"), and the undersigned (the "Stockholder").

         WHEREAS, the Stockholder is the record and beneficial owner of and has the power to vote the number of shares of capital stock of Mercator Genetics, Inc., a Delaware corporation ("MGI"), set forth on Schedule A hereto (the "Shares");

         WHEREAS, the Stockholder desires to induce Progenitor to enter into the Agreement and Plan of Reorganization, dated as of the date hereof (the "Reorganization Agreement"), by and among Progenitor, MG Merger Sub Corp., a Delaware corporation and wholly-owned subsidiary of Progenitor ("Reorganization Sub"), and MGI, and to proceed with and consummate the transactions contemplated by the Reorganization Agreement which provides for the merger of MGI with and into Reorganization Sub (the "Reorganization"); all capitalized terms not otherwise defined herein shall have the meanings set forth in the Reorganization Agreement; and

         WHEREAS, as a condition to the execution and delivery of the Reorganization Agreement, Progenitor has requested that the Stockholder enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

    1.   VOTING; EXCHANGE OF SHARES; WAIVER.
         -----------------------------------

        (a) The Stockholder hereby agrees to vote all shares of MGI Capital Stock now owned or hereafter acquired by Stockholder in favor of (i) the Reorganization (including without limitation any Reorganization in which the Per Share Consideration is to be paid in Optional Public Equity), (ii) approval of the Reorganization Agreement (including any amendments or modifications of the terms thereof approved by the Board of Directors of MGI), and (iii) any matters contemplated by the Reorganization Agreement or incidental to the Reorganization (including without limitation any Reorganization in which the Per Share Consideration is to be paid in Optional Public Equity), at any meeting of MGI's stockholders (or in any written consent in lieu thereof) pursuant to SECTION 7.4 of the Reorganization Agreement. In the event the Reorganization or the Reorganization Agreement is not approved by the requisite MGI stockholders, the Stockholder hereby agrees upon the request of Progenitor to exchange Stockholder's shares of MGI Capital Stock and Venture Capital Bridge Notes directly for the Per Share Consideration as set forth in ARTICLE III of the Reorganization Agreement (assuming for the

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calculation of the Per Share Consideration that all Venture Capital Bridge Notes have been converted as set forth in SECTION 3.12 of the Reorganization
Agreement) and subject to substantially the same conditions and restrictions as set forth in such Reorganization Agreement.

        (b) The Stockholder hereby waives (i) all rights of first refusal and all other rights to acquire any securities to be issued, sold or otherwise transferred by MGI or any other stockholder in connection with the Reorganization and the other transactions contemplated by the Reorganization Agreement and the Related Agreements, including without limitation all such rights as may be applicable to the Promissory Note to be issued by MGI to Progenitor and all such rights provided by the Bylaws of MGI, and further waives all rights of co-sale that may arise by virtue of the execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, including without limitation all such rights under the Amended Co-Sale Agreement dated April 3, 1996, and (ii) all registration rights granted prior to the date hereof with respect to any securities of MGI, including without limitation all such rights arising under the Series C Preferred Stock Purchase Agreement dated April 3, 1996. The Stockholder further agrees that all rights of first refusal and other rights to acquire, and all registration rights with respect to, securities of MGI are hereby terminated, effective at the Effective Time, except for such rights as are provided in any Registration Rights Agreement delivered pursuant to
SECTION 7.25 of the Reorganization Agreement.

    2. GRANT OF IRREVOCABLE PROXY. The Stockholder hereby irrevocably grants to Progenitor and appoints Progenitor (with full power of substitution) Stockholder's proxy to vote the Shares or to grant the consent of the Shares (the "Irrevocable Proxy") in favor of (i) the Reorganization and each of the other transactions contemplated by the Reorganization Agreement, and
(ii) approval of the Reorganization Agreement.

    The Stockholder represents that any proxies heretofore given in respect of the Shares are not irrevocable and agrees that any such proxies are hereby revoked.

    3. CONVERSION OF VENTURE CAPITAL BRIDGE NOTES. The Stockholder agrees that the Venture Capital Bridge Notes will be, and the Venture Capital Bridge Notes hereby are, converted into that number of shares of MGI Series D Preferred Stock with a value equal to the face amount of such Venture Capital Bridge Notes (without any 150% premium, interest or other additional amount) with such shares of MGI Series D Preferred Stock being valued at $1.34 per share, effective immediately prior to the Effective Time. The Stockholder hereby agrees to submit within the time period contemplated by SECTION 3.12 of the Reorganization Agreement all Venture Capital Bridge Notes now held or hereafter acquired by the Stockholder to MGI for conversion to shares of MGI Series D Preferred Stock in accordance with SECTION 3.12 of the Reorganization Agreement.

    4. NO SALES OF CAPITAL STOCK. The Stockholder shall not directly or indirectly sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispense of any shares of MGI Capital Stock from the date hereof until the first to occur of the Effective Time or the termination of the Reorganization Agreement.


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    5.   NO SOLICITATION OF TRANSACTIONS.  From the date hereof until the earlier of termination of this Agreement or the Reorganization Agreement or the Effective Time, the Stockholder will not, directly or indirectly, whether through any director, officer, employee, financial advisor, legal counsel, accountant, other agent or representative (as used in this SECTION 5, "affiliates") or otherwise, (a) initiate, solicit or encourage, or take any other action to facilitate any inquiries or the making of any proposal with respect to, or (b) engage or participate in negotiations concerning, provide any nonpublic information or data to, or have any discussions with, any person other than a party hereto or their affiliates relating to, any (i) acquisition,
(ii) tender offer (including a self-tender offer), (iii) exchange offer,
(iv) merger, (v) consolidation, (vi) acquisition of beneficial ownership of (or the right to vote securities representing) ten percent (10%) or more of the total voting power of MGI, (vii) dissolution, (viii) business combination,
(ix) purchase of all or any significant portion of the assets or any division of (or any equity interest in) MGI, or (x) any similar transaction other than the Reorganization (such proposals, announcements, or transactions being referred to
as "Acquisition Proposals").   The Stockholder will notify Progenitor orally
(within one business day) and in writing (as promptly as practicable) if any such Acquisition Proposals (including the identity of the persons making such proposals and the terms of such proposals) are received by MGI and furnish to Progenitor a copy of any written proposal relating thereto.

    6. IRREVOCABILITY OF PROXY. The Stockholder hereby affirms that the Irrevocable Proxy is given in connection with the execution of the Reorganization Agreement and that this Agreement is given to induce Progenitor to proceed with the transactions contemplated in the Reorganization Agreement. The Stockholder hereby further affirms that the Irrevocable Proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that the Irrevocable Proxy may lawfully do or cause to be done by virtue hereof. This Agreement and the Irrevocable Proxy contained herein is executed and intended to be irrevocable in accordance with the provisions of Section 705 of the California Corporations Code and Section 212 of the DGCL.

    7. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. The Stockholder represents and warrants that:

        (a) The Stockholder has the full right, power and authority to enter into this Agreement and the applicable Related Agreements and this Agreement and the applicable Related Agreements have been duly and validly executed and delivered by the Stockholder and constitute valid and binding obligations on Stockholder's part enforceable against the Stockholder in accordance with its terms except to the extent that such enforcement may be (a) limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and (b) subject to general principles of equity; and

        (b) The execution, delivery and performance of this Agreement will not, with or without the giving of notice or the passage of time, (a) violate any judgment, injunction or order of any court, arbitrator or governmental agency applicable to the Stockholder, or (b) contravene the provisions of or result in the breach of any provision of or constitute a


                                         -3-

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material default under any material agreement or instrument to which the
Stockholder is a party or by which the Stockholder may be bound.

    8. TERMINATION. The obligations of the Stockholder under this Agreement shall terminate upon the earlier of (i) the termination of the Reorganization Agreement in accordance with its terms or (ii) the Effective Time.

    9. FURTHER ACTIONS. The Stockholder agrees to perform such further acts and execute such further documents as may reasonably be required to vest in Progenitor the power to vote the Shares as contemplated by the Irrevocable Proxy granted hereby.

    10. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by cable, telegram or telex, or by registered or certified mail, postage prepared, return receipt requested, to the respective parties as follows:

        (a)   If to Progenitor, to:

              Progenitor, Inc.
              1507 Chambers Road
              Columbus, Ohio 43212
              Attention:  Chief Executive Officer
              Fax:  (614) 488-0404


              with a copy to:

              Morrison & Foerster LLP
              425 Market Street
              San Francisco, California 94105
              Attention:  Gavin B. Grover, Esq.
              Fax:  (415) 268-7522

        (b) If to the Stockholder, at the address and facsimile number listed on the signature page hereof.


or to such other address as Progenitor may have furnished to the Stockholder or the Stockholder may have furnished to Progenitor, in either case in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

    11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    12. REMEDIES. The Stockholder agrees that damages would be an inadequate remedy for a breach of the provisions of this Agreement and that this Agreement may be enforced by injunctive or other equitable relief.


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    13.  SURVIVAL; BINDING EFFECT.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, personal representatives, successors and assigns.

    14. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.


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    IN WITNESS WHEREOF, Progenitor and the Stockholder have caused this
Agreement to be executed as of the date first above written.


                                            PROGENITOR, INC., a Delaware
                                            corporation


                                            By:
                                                -----------------------------
                                                Its:
                                                     ------------------------


                                            STOCKHOLDER


                                            ---------------------------



                                            By:
                                                -----------------------------

                                                Its:
                                                     ------------------------

                                            Address:
                                                     ------------------------

                                            Attention:
                                                        ---------------------

                                            Fax:  (   )
                                                   --------------------------


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                                      SCHEDULE A

           NAME OF STOCKHOLDER                     NUMBER OF SHARES
           -------------------                     ----------------